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                                                            Exhibit 23.1
                                                            ------------

                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors and Shareholders
Conning Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-42781) on Form S-8 of Conning Corporation of our report dated February 12, 1998, relating to the consolidated balance sheets of Conning Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Conning Corporation.



                                       /s/ KPMG PEAT MARWICK LLP


St. Louis, Missouri
March 20, 1998